EXHIBIT 99.1

CMGI ANNOUNCES SECOND QUARTER

FISCAL 2005 FINANCIAL RESULTS

Company Posts Second Consecutive Quarter of Strong Operating Performance Following Modus Media Acquisition

Waltham, Mass. March 14, 2005 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its fiscal 2005 second quarter ended January 31, 2005.

Q2 2005 vs. Q2 2004 Operating Highlights

•	Net Revenue, increased 195% to $295.7 million

•	Operating Income, improved 283% to $8.8 million

•	Net Income, improved 232% to $7.2 million

•	Non-GAAP Operating Income, improved 805% to $15.5 million

“I am pleased to report that for the second consecutive quarter, we posted positive operating income,” said Joseph C. Lawler, President and Chief Executive Officer of CMGI. “Our results continue to validate the strategic and economic value of the Modus Media acquisition. We are focused on operational excellence to ensure that we continue to realize the efficiencies of the combined organization. At the same time, we are developing and implementing strategies to position CMGI as a global leader in supply chain management.”

CMGI reported net revenue of $295.7 million for the quarter ended January 31, 2005. This compares to net revenue of $100.3 million for the same period in fiscal 2004, an increase of $195.4 million, or 195%. This increase was primarily attributable to the Company’s acquisition of Modus Media on August 2, 2004.

The second quarter revenue is affected by seasonality driven demand. This seasonality has contributed to higher sales in the Americas region during our second fiscal quarter as compared to other periods. This seasonality increase of approximately $26 million is not expected to be repeated in the Company’s third and fourth quarters of fiscal 2005.

CMGI reported operating income of $8.8 million for the second quarter of fiscal 2005, compared to an operating loss of $4.8 million for the same period in fiscal 2004, an improvement of $13.6 million, or 283%, year over year. The increase in operating income was the result of the acquisition of Modus Media, a strong sales increase, as well as the realization of synergies and the related integration cost savings we have achieved to date. In addition, reflecting the impact of the acquisition of Modus Media, gross margins for the quarter increased from 6% to 13%, year over year. Operating income for the second quarter of fiscal 2005 included charges related to the amortization of intangible assets and stock-based compensation and depreciation totaling $5.6 million, and net restructuring charges of $1.0 million. Included in the Company’s operating loss for the second quarter of fiscal 2004 were charges related to the amortization of stock-based compensation and depreciation totaling $1.5 million, and net restructuring charges of $1.1 million.

CMGI reported net income of $7.2 million, or $0.01 diluted earnings per share, for the second quarter of fiscal 2005. This compares to a net loss of $5.5 million, or ($0.01) diluted loss per share, for the second fiscal quarter of 2004, and represents an improvement of $12.7 million, or 232% year over year.

Excluding the effects of charges related to depreciation, amortization of intangible assets and stock-based compensation, and restructuring, CMGI reported non-GAAP operating income of $15.5 million for the second quarter of fiscal 2005. This compares to a non-GAAP operating loss of $2.2 million for the same period of the prior year, and represents an improvement of $17.7 million, or 805% year over year. The improvement in non-GAAP operating income was the result of the acquisition of Modus Media and the integration cost savings we have achieved to date.

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because they may be considered to be of a non-operational or non-cash nature. Historically, CMGI has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation and amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) results should not be evaluated in isolation of, or as a substitute for the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling CMGI’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

As of January 31, 2005, CMGI had consolidated cash, cash equivalents and marketable securities of $188.6 million, versus consolidated cash, cash equivalents and marketable securities of $180.2 million at the end of the prior quarter.

Conference Call Scheduled for March 14th

CMGI will hold a conference call to discuss its fiscal 2005 second quarter results at 9:00 AM Eastern Time on March 14, 2005. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiaries, ModusLink and SalesLink, provides technology and product solutions that help businesses market, sell and distribute their products and services. In addition, CMGI’s venture capital affiliate, @Ventures, invests venture capital in a variety of technology ventures. For additional information, see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expected benefits of the Modus Media acquisition, our integration efforts, and the development and implementation of business strategies in our target markets. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to improve its cash position, expand its operations and revenues and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; the possibility that expected benefits of the Modus Media acquisition or the financial forecasts of CMGI following the Modus Media acquisition may not be achieved, due to problems or unexpected costs that may arise in successfully integrating the Modus Media business or an inability to realize expected synergies or make expected future investments in the combined businesses; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers would significantly damage CMGI’s financial condition and results of operations; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

Tom Oberdorf

Chief Financial Officer

ir@cmgi.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended			Six months ended
	January 31, 2005	October 31, 2004	January 31, 2004	January 31, 2005	January 31, 2004
Net revenue	$295,724	$257,126	$100,279	$552,850	$195,167

Operating expenses:
Cost of revenue	257,704	225,475	94,139	483,179	181,549
Selling	5,425	5,550	1,010	10,975	2,207
General and administrative	19,726	19,479	8,785	39,205	20,422
Amortization of intangible assets and stock-based compensation	3,063	2,852	88	5,915	190
Restructuring, net	977	1,336	1,069	2,313	2,755

Total operating expenses	286,895	254,692	105,091	541,587	207,123

Operating income (loss)	8,829	2,434	(4,812)	11,263	(11,956)

Other income (deductions):
Other gains (losses), net	(1,158)	(1,445)	1,049	(2,603)	43,760
Minority interest	—	3	87	3	(2,194)
Equity in income (losses) of affiliates, net	303	(226)	(355)	77	(878)
Interest income	877	630	1,048	1,507	2,022
Interest expense	(595)	(423)	(380)	(1,018)	(776)

Total	(573)	(1,461)	1,449	(2,034)	41,934

Income (loss) from continuing operations before income taxes	8,256	973	(3,363)	9,229	29,978
Income tax expense	1,020	1,526	1,569	2,546	4,558

Income (loss) from continuing operations	7,236	(553)	(4,932)	6,683	25,420

Discontinued operations, net of income taxes:
Loss from discontinued operations	—	—	(554)	—	(1,045)

Net income (loss)	$7,236	$(553)	$(5,486)	$6,683	$24,375

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.02	$(0.00)	$(0.01)	$0.01	$0.06
Loss from discontinued operations	$—	$—	$(0.00)	$—	$(0.00)

Earnings (loss)	$0.02	$(0.00)	$(0.01)	$0.01	$0.06

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.01	$(0.00)	$(0.01)	$0.01	$0.06
Loss from discontinued operations	$—	$—	$(0.00)	$—	$(0.00)

Earnings (loss)	$0.01	$(0.00)	$(0.01)	$0.01	$0.06

Shares used in computing basic earnings (loss) per share	475,072	469,720	399,849	472,472	397,530

Shares used in computing diluted earnings (loss) per share	485,719	469,720	399,849	480,905	403,758

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended			Six months ended
	January 31, 2005	October 31, 2004	January 31, 2004	January 31, 2005	January 31, 2004
Net revenue:

eBusiness and Fulfillment
Americas	$130,212	$107,266	$49,286	$237,478	$101,006
Asia	58,745	51,329	8,039	110,074	17,281
Europe	106,761	98,453	42,742	205,214	76,503

Total eBusiness and Fulfillment	295,718	257,048	100,067	552,766	194,790
Managed Application Services	6	78	212	84	377

	$295,724	$257,126	$100,279	$552,850	$195,167

Operating income (loss):

eBusiness and Fulfillment
Americas	$3,319	$316	$(273)	$3,635	$(306)
Asia	8,797	6,907	(277)	15,704	(523)
Europe	1,375	(1,205)	1,363	170	2,454

Total eBusiness and Fulfillment	13,491	6,018	813	19,509	1,625
Managed Application Services	6	78	211	84	372
Portals	—	—	(1,586)	—	(1,586)
Other	(4,668)	(3,662)	(4,250)	(8,330)	(12,367)

	$8,829	$2,434	$(4,812)	$11,263	$(11,956)

Non-GAAP operating income (loss):

eBusiness and Fulfillment
Americas	$7,112	$2,596	$1,136	$9,708	$2,404
Asia	10,310	9,179	(250)	19,489	(467)
Europe	2,322	447	1,416	2,769	2,555

Total eBusiness and Fulfillment	19,744	12,222	2,302	31,966	4,492
Managed Application Services	6	78	212	84	373
Portals	—	—	(19)	—	(19)
Other	(4,296)	(3,300)	(4,690)	(7,596)	(10,196)

	$15,454	$9,000	$(2,195)	$24,454	$(5,350)

Note: Non-GAAP operating income (loss) represents total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets and stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME (LOSS) TO GAAP OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

Non-GAAP Operating income (loss)	$15,454	$9,000	$(2,195)	$24,454	$(5,350)
Adjustments:
Depreciation	(2,585)	(2,378)	(1,460)	(4,963)	(3,661)
Amortization of intangible assets and stock-based compensation	(3,063)	(2,852)	(88)	(5,915)	(190)
Restructuring, net	(977)	(1,336)	(1,069)	(2,313)	(2,755)

GAAP Operating income (loss)	$8,829	$2,434	$(4,812)	$11,263	$(11,956)

Other income (expense)	(573)	(1,461)	1,449	(2,034)	41,934
Income tax expense	1,020	1,526	1,569	2,546	4,558
Loss from discontinued operations	—	—	(554)	—	(1,045)

Net income (loss)	$7,236	$(553)	$(5,486)	$6,683	$24,375